Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TranSwitch Corporation (the “Company”) on Form S-3 of our report dated March 12, 2012, with respect to our audits of the consolidated financial statements and related financial statement schedule of the Company as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, and our report dated March 12, 2012 with respect to our audit of the effectiveness of internal control over financial reporting of the Company as of December 31, 2011 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, Connecticut

October 24, 2012